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                                 TRUST AGREEMENT


                                     Between

                              ROADWAY EXPRESS, INC.

                                       and

                         KEY TRUST COMPANY OF OHIO, N.A.


                                  -------------

                                  June __, 1998

                                  -------------


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

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
I.         Trust Fund...........................................................................................  1

II.        Payments to Trust Beneficiaries......................................................................  4

III.       The Trustee's Responsibility Regarding Payments to a Trust Beneficiary when the
           Company is Insolvent.................................................................................  5

IV.        Payments to the Company............................................................................... 6

V.         Investment of the Trust Fund.......................................................................... 7

VI.        Income of the Trust................................................................................... 7

VII.       Accounting by Trustee................................................................................. 7

VIII.      Responsibility and Indemnification of Trustee......................................................... 8

IX.        Amendments, etc., to Plan and Exhibit................................................................ 10

X.         Replacement of Trustee............................................................................... 11

XI.        Amendment or Termination of Agreement................................................................ 11

XII.       General Provisions................................................................................... 12

XIII.      Notices.............................................................................................. 13

                                 TRUST AGREEMENT
                                 ---------------

         This Trust Agreement ("Agreement") made as of the ___ day of June, 1998 by and between Roadway Express, Inc., an Ohio corporation ("Company"), and Key Trust Company of Ohio, N.A., a national banking association ("Trustee").

                                   WITNESSETH:
                                   ----------

         WHEREAS, certain benefits are or may become payable to designated executives of the Company listed (from time to time as provided in Sections 1.6 and 9.2 hereof) on Exhibit A hereto ("Executives") under the provisions of the Roadway Express Deferred Compensation Plan, effective January 1, 1998 ("Effective Date") as the same have been or in the future may be amended or restated, or any successor thereto ("Plan");

         WHEREAS, the Plan provides for the payment of cash to Executives who elect to defer their compensation on or after the Effective Date, and to their beneficiaries, if applicable, as provided in the Plan, and the Company wishes to assure the payment to the Executives and to their beneficiaries (the Executives and their respective beneficiaries are collectively referred to as the "Trust Beneficiaries") of amounts due under the Plan (the amounts so payable are collectively referred to as the "Benefits");

         WHEREAS, the Company wishes to establish a trust ("Trust") and to transfer to the Trust assets which shall be held subject to the claims of the creditors of the Company to the extent set forth in Article III until (i) paid in full to all Trust Beneficiaries as Benefits in such manner and as specified in this Agreement unless the Company is Insolvent (as that term is defined below) at the time that such Benefits become payable or (ii) otherwise disposed of pursuant to the terms of this Agreement; and

         WHEREAS, the Company shall be considered "Insolvent" for purposes of this Agreement at such time as the Company (i) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, as amended from time to time, or (ii) is unable to pay its debts as they become due.

         NOW, THEREFORE, the Company and the Trustee establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

                                  I. TRUST FUND
                                     ----------

         1.1 Subject to the claims of creditors to the extent set forth in
Article III, the Company shall deposit with the Trustee in trust cash or other assets reasonably acceptable to the Trustee, which shall become the principal of the Trust, to be held, administered and disposed of by the Trustee as provided in this Agreement.

         1.2      The Trust shall be irrevocable.

         1.3 In the event that a Change in Control has occurred, the Chief Executive Officer of the Company ("CEO") or the Secretary of the Company shall notify the Trustee promptly. The Trustee shall be entitled to rely upon such notice as to whether and when a Change in Control has occurred and shall not be required to make any independent verification of a Change in Control.

         1.4 The principal of the Trust and any earnings shall be held in trust separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes set forth in this Agreement. No Trust Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust prior to the time that such assets are paid to a Trust Beneficiary as Benefits. Any rights created under the Plan and this Agreement shall be mere unsecured contractual rights of Trust Beneficiaries with respect to the Company. The obligation of the Trustee to pay Benefits pursuant to this Agreement constitutes merely an unfunded and unsecured promise to pay such benefits.

         1.5 (a) The Company may at any time or from time to time make additional deposits of cash or other property as may be acceptable to the Trustee in the Trust, or make provision for cash or other property as may be acceptable to the Trustee to be transferred to the Trust, such as by means of a letter of credit or otherwise, to augment the principal to be held, administered and disposed of by the Trustee, but no payment of all or any portion of the principal of the Trust or earnings shall be made to the Company or any other person or entity on behalf of the Company except as expressly provided in this Agreement.

             (b) Within 10 days following the occurrence of a Potential Change in Control (as that term is defined in this Section 1.5), the Company shall make a contribution to the Trust that is sufficient, taking into account the assets of the Trust prior to such contribution, to provide for the payment of all Benefits and any other amounts payable or reimbursable pursuant to the terms of this Agreement.

             (c) Within 30 days after the end of any calendar year ending after a Change in Control, the Company shall make a contribution to the Trust that is sufficient, taking into account the assets of the Trust prior to such contribution, to provide for the payment of all Benefits and any other amounts payable or reimbursable pursuant to the terms of this Agreement.

             (d) A "Potential Change in Control" means the occurrence of any of the following events:

                           (i)      The Company enters into a letter of intent,
agreement in principle or other agreement, the consummation of which would constitute a Change in Control; or

                           (ii)     any person (including the Company) makes a
public announcement (including, without limitation, an announcement made by filing a Schedule 13D or Schedule 14D- 1 (or any successor schedule, form, report or item), each as promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act")) stating a present intention to take actions that, if consummated, would constitute a Change in Control.

         1.6 Not later than the date of any Change in Control, the Company shall
(a) provide any corresponding revisions to Exhibit A that may be required and
(b) provide the Trustee with copies of the Plan and any amendments thereto.

         1.7 The Trust is intended to be a grantor trust, within the meaning of section 671 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, and shall be construed accordingly. The purpose of the Trust is to assure that the Company's obligations to the Trust Beneficiaries pursuant to the Plan are fulfilled. The Trust is neither intended nor designed to qualify under section 401(a) of the Code or to be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         1.8 As used in this Agreement, the term "Change in Control" shall mean the occurrence of any of the following events:

                  (a) a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company);

                  (b) the merger, consolidation or reorganization of the Company into or with another corporation or other legal person, if as a result of such merger, consolidation or reorganization less than 50% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction by reason of their ownership of Voting Stock of the Company;

                  (c) the sale or transfer by the Company of all or substantially all of its assets to another company or other legal person, if as a result of such sale or transfer less than 50% of the combined voting power of the then-outstanding securities of such company immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer by reason of their ownership of Voting Stock of the Company;

                  (d) the adoption of any resolution or reorganization or dissolution of the Company by its shareholders;

                  (e) the filing of a report on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock");

                  (f) the filing of a report or proxy statement by the Company with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction;

                  (g) if during any period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of any such period; or

                  (h) the occurrence of any other event or series of events, in the opinion of the Board of Directors, will, or is likely to, if carried out, result in a change in control of the Company;

provided, however, a "Change in Control" will not be deemed to have occurred, either (i) solely because (A) the Company, (B) a subsidiary of the Company, or
(C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 50% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership, or (ii) solely because of a change in control of any subsidiary by which a Participant is employed. Notwithstanding the foregoing provisions of Subsections (a)-(e) of this Section, if, prior to any event described in Subsections (a) - (e) of this
Section instituted by any person not an officer or director of the Company, or prior to any disclosed proposal instituted by any person not an officer or director of the Company which could lead to any such event, management proposes any restructuring of the Company which ultimately leads to an event described in Subsections (a) - (e) of this Section pursuant to such management proposal, then a "Change in Control" will not be deemed to have occurred for purposes of the Plan. If any "Change in Control" is abandoned, the Board, may, by notice to the Participants, nullify the effect thereof.

                       II. PAYMENTS TO TRUST BENEFICIARIES
                           -------------------------------

         2.1 The Company shall deliver to the Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Trust Beneficiary and that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable. Provided that the Company is not Insolvent and commencing with the earlier to occur of (a) appropriate notice to the Trustee by the Company, or (b) the date on which the Trustee has been notified in accordance with Section 1.3 that a Change in Control has occurred, the Trustee shall make payments of Benefits to each Trust Beneficiary from the assets of the Trust in compliance and conformity with the Payment Schedule. The Trustee shall be entitled to rely exclusively on the Payment Schedule so provided to it by the Company with respect to the benefits payable as of the date of the Payment Schedule.

         2.2 The Trustee shall continue to pay Benefits to the Trust Beneficiaries until the assets of the Trust are depleted, subject to Section
11.2. If any current payment by the Trustee under the terms of this Agreement would deplete the assets of the Trust below the amount necessary to provide adequately for Benefits known to the Trustee to be payable in the future, the Trustee shall nevertheless make the current payment when due. If, after application of the preceding sentence, amounts in the Trust are not sufficient to provide for full payment of the Benefits to which any Trust Beneficiary is entitled as provided in this Agreement, the Company shall make the balance of each such payment directly to the Trust Beneficiary as it becomes due.

         2.3 The Company may make payments of Benefits directly to each or any Trust Beneficiary. The Company shall notify the Trustee of its decision to pay Benefits directly at least three days prior to the time amounts are due to be paid to a Trust Beneficiary.

         2.4 Nothing in this Agreement shall in any way diminish any rights of any Trust Beneficiary to pursue such Trust Beneficiary's rights as a general creditor of the Company with respect to Benefits or otherwise, and the rights of each Trust Beneficiary under the Plan shall in no way be affected or diminished by any provision of this Agreement or action taken pursuant to this Agreement, except that any payment actually received by any Trust Beneficiary shall reduce dollar-per-dollar amounts otherwise due to such Trust Beneficiary pursuant to the Plan.

         2.5 The Company agrees that it will accept appointment as the Trustee's agent for purposes of computing amounts to be withheld in satisfaction of any tax withholding obligations and for remitting any taxes withheld to the appropriate taxing authority. The Trustee, on the instruction of the Company, shall withhold appropriate amounts for payments made pursuant to this Article II, and pay to the Company the amounts so withheld for remittance to the appropriate taxing authorities. To the extent the Company fails to direct the Trustee as to the proper amount and character of taxes to be withheld from any distribution made pursuant to this provision, the Trustee may withhold from any distribution so made an amount equal to the combined maximum federal, state and local tax rates (as may be applicable) and remit such amount to the Company for deposit with the appropriate taxing authority. The Company agrees to execute any additional documents necessary to accept appointment as Trustee's agent pursuant to this Section and to indemnify the Trustee for any loss suffered as a result of the Company's failure to properly remit taxes withheld on payments to any Trust Beneficiary.

         III.       THE TRUSTEE'S RESPONSIBILITY REGARDING PAYMENTS
                    -----------------------------------------------
                    TO A TRUST BENEFICIARY WHEN THE COMPANY IS INSOLVENT
                    ----------------------------------------------------

         3.1 At all times during the continuance of the Trust, the principal and income of the Trust shall be subject to claims of creditors of the Company as set forth in this Section 3.1. The Board of Directors of the Company ("Board") and the CEO shall have the duty to inform the Trustee in writing if either the Board or the CEO believes that the Company is Insolvent. If the

Trustee receives a notice in writing from the Board or the CEO stating that the Company is Insolvent or if a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall independently determine within 30 days after receipt of such notice whether the Company is Insolvent. In making this determination, the Trustee may engage the outside accountants of the Company to render an opinion as to the solvency of the Company and shall be fully protected under Section 8.7 in relying upon the advice of such accountants. In addition, the Company shall provide the Trustee or its agents, including the outside accountants of the Company, with any information reasonably requested, and otherwise cooperate with the Trustee or its agents in making the determination. Pending such determination, or if the Trustee has actual knowledge or has determined that the Company is Insolvent, the Trustee shall discontinue or refrain from making payments to any Trust Beneficiary and hold the Trust assets for the benefit of the general creditors of the Company. The Trustee shall pay any undistributed principal and income in the Trust to the extent necessary to satisfy the claims of the creditors of the Company as a court of competent jurisdiction may direct. If the Trustee has discontinued or refrained from making payments to any Trust Beneficiary pursuant to this Section 3.1, the Trustee shall pay or resume payments to such Trust Beneficiary in accordance with this Agreement if the Trustee has determined that the Company is not Insolvent, or is no longer Insolvent (if the Trustee initially determined the Company to be Insolvent), or pursuant to the order of a court of competent jurisdiction. Unless the Trustee has actual knowledge of Insolvency, or has received notice from the Board, the CEO or a person claiming to be a creditor of the Company alleging that the Company is Insolvent, the Trustee shall have no duty to inquire as to whether the Company is Insolvent and may rely on information concerning the Insolvency of the Company that has been furnished to the Trustee by any creditor of the Company or by any person (other than an employee or Executive of the Company) acting with apparent or actual authority with respect to the Company.

         3.2. If the Trustee is precluded from paying Benefits from the Trust assets pursuant to Section 3.1 and such prohibition is subsequently removed, the Trustee shall pay the aggregate amount of all Benefits that would have been paid to the Trust Beneficiaries in accordance with this Agreement during the period of such prohibition, less the aggregate amount of Benefits otherwise paid to any Trust Beneficiary by the Company during any such period, together with interest on the delayed amount determined at a rate equal to the rate actually earned (including, without limitation, market appreciation or depreciation, plus receipt of interest and dividends) during such period with respect to the assets of the Trust corresponding to such net amount delayed.

                           IV. PAYMENTS TO THE COMPANY
                               -----------------------

         4.1 Except to the extent expressly contemplated by this Article IV, the Company shall have no right or power to direct the Trustee to return any of the Trust assets to the Company before all payments of Benefits have been made to all Trust Beneficiaries as provided in this Agreement.

                           V. INVESTMENT OF TRUST FUND
                              ------------------------

         5.1 Prior to a Change in Control, the Trustee shall invest and reinvest the assets of the Trust as the Company shall prescribe in writing from time to time.

         5.2 On or after the date of a Change in Control, or in the absence of the instructions from the Company specified in Section 5.1, the provisions of this Section 5.2 shall apply to the investment of the Trust assets. The investment objective of the Trustee shall be to preserve the principal of the Trust while obtaining a reasonable total rate of return, measurement of which shall include, without limitation, market appreciation or depreciation plus receipt of interest and dividends. The Trustee shall be mindful, in the course of its management of the Trust, of the liquidity demands on the Trust. The Trustee may, but is not required to consider the Company's or any Trust Beneficiary's investment preferences when investing the Trust assets.

         5.3 The Trustee shall have the sole power to invest the assets of the Trust, in accordance with the provisions of Sections 5.1 and 5.2. The Trustee shall not be liable for any failure to maximize income on such portion of the Trust assets as may be from time to time invested or reinvested as set forth above, nor for any loss of principal or income due to the liquidation of any investment that the Trustee, in its sole discretion, believes necessary to make payments or to reimburse expenses under the terms of this Agreement. The Trustee shall have the right to invest assets of the Trust for short-term investment periods, pending distribution, or long-term investment of such assets, as the Trustee may deem proper in the circumstances.

                             VI. INCOME OF THE TRUST
                                 -------------------

         6.1 During the continuance of the Trust, all net income of the Trust shall be retained in the Trust.

                           VII. ACCOUNTING BY TRUSTEE
                                ---------------------

         7.1 The Trustee shall maintain such books, records and accounts as may be necessary for the proper administration of the Trust assets, including such specific records as shall be agreed upon in writing by the Company and the Trustee. Within 60 days following the close of each calendar year that includes or commences after the date of the Trust until the termination of the Trust or the removal or resignation of the Trustee (and within 60 days after the date of such termination, removal or resignation), the Trustee shall render to the Company an accounting with respect to the Trust assets as of the end of the then most recent calendar year (and as of the date of such termination, removal or resignation, as the case may be). The Trustee shall furnish to the Company on a quarterly basis (or as the Company shall direct from time to time) and in a timely manner such information regarding the Trust as the Company shall require for purposes of preparing its statements of financial condition. The Trustee shall at all times maintain separate bookkeeping accounts for each Executive as prescribed in Section 7.2 hereof, and, upon the written request of an Executive, shall provide to the Executive an annual statement of the Executive's account. Upon the written request of the Company or, on or after the date of a Change in Control, an Executive, the Trustee shall deliver to the Company or the Executive, as the case may be, a written report setting forth the amount held in the Trust and a record of the deposits made to the Trust by the Company.

                  Unless the Company or any Executive shall have filed with the Trustee written exception or objection to any such statement and account within 90 days after receipt thereof, the Company and the Executives shall be deemed to have approved such statement and account, and in such case, the Trustee shall be forever released and discharged with respect to all matters and things reported in such statement and account as though it had been settled by a decree of a court of competent jurisdiction in an action or proceeding to which the Company and the Executives were parties.

         7.2 The Trustee shall maintain a separate account for each Executive. The Trustee shall credit or debit each Executive's account as appropriate to reflect such Executive's allocable portion of the Trust assets, as such Trust assets may be adjusted from time to time pursuant to the terms of this Agreement. Except as provided in this Section 7.2, all allocations shall be made in proportion to the balances of the separate accounts of the Executives. Prior to the date of a Change in Control, all deposits of principal pursuant to
Section 1.1 and 1.5 hereof shall be allocated as directed by the Company. On or after such date, deposits of principal once allocated may not be reallocated. Income, expense, gain or loss on assets allocated to the separate accounts of the Executives shall be allocated separately to such accounts by the Trustee in proportion to the balances of the separate accounts of the Executives.

         7.3 Nothing in this Article VII shall preclude the commingling of Trust assets for investment.

             VIII. RESPONSIBILITY AND INDEMNIFICATION OF THE TRUSTEE
                   -------------------------------------------------

         8.1 The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee.

         8.2 In addition to and without limiting any other provision of this Agreement, on or after the date of a Change in Control, the Trustee shall, in its sole discretion, based upon the information furnished to it by the Company and/or the Executives and any additional information that it may reasonably request, (a) make all decisions regarding whether a Trust Beneficiary is eligible for the payment of Benefits, the nature, amount and timing of such benefits, and any other decisions pertinent to the exercise of the Trustee's duties and responsibilities under this Agreement, and (b) exercise any power or discretion granted pursuant to the Plan to the Board, any committee of the Board, or to any other committee, entity or person. On or before the date of a Change in Control, the Company shall furnish the Trustee with calculations and supporting schedules showing in detail the payments required under the Agreement in the event of the termination of each of the Executive's service with the Company immediately following the Change in Control. The Trustee shall determine amounts due under this Agreement in a manner consistent with these calculations and supporting schedules. In connection with the exercise of the duties, responsibilities, power and discretion of the Trustee under this Agreement, the Trustee may employ legal counsel to aid its determinations and shall be fully protected under Section 8.7 in relying upon the advice of counsel in making such determinations.

         8.3 If all or any part of the Trust assets are at any time attached, garnished, or levied upon by any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by a court affecting such property or any part of such property, then and in any of such events the Trustee shall be authorized, in its sole discretion, to rely upon and comply with any such order, judgment or decree, and it shall not be liable to the Company or any Trust Beneficiary by reason of such compliance even though such order, judgment or decree subsequently may be reversed, modified, annulled, set aside or vacated.

         8.4 The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to anyone for any action taken pursuant to a direction, request, or approval given by the Company or any Executive or other Trust Beneficiary contemplated by and complying with the terms of this Agreement. The Trustee shall discharge its responsibility for the investment, management and control of the Trust assets solely in the interest of the Trust Beneficiaries and for the exclusive purpose of assuring that, to the extent of available Trust assets, and in accordance with the terms of this Agreement, all payments of Benefits are made when due to the Trust Beneficiaries.

         8.5 The Trustee may consult with legal counsel (who shall not be counsel for the Company) to be selected by it.

         8.6 The Trustee shall be reimbursed by the Company for its reasonable expenses incurred in connection with the performance of its duties (including, but not limited to, the fees and expenses of counsel, accountants and others incurred pursuant to Section 8.5 or 8.11) and shall be paid reasonable fees for the performance of such duties in the manner provided by Section 8.7.

         8.7 The Company agrees to indemnify and hold harmless the Trustee from and against any and all damages, losses, claims or expenses as incurred (including expenses of investigation and fees and disbursements of counsel to the Trustee and any taxes imposed on the Trust assets or income of the Trust) arising out of or in connection with the performance by the Trustee of its duties, other than such damages, losses, claims or expenses arising out of the Trustee's gross negligence or willful misconduct. The Trustee shall not be required to undertake or to defend any litigation arising in connection with this Agreement unless it be first indemnified by the Company against its prospective costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses), and the Company agrees to indemnify the Trustee and be primarily liable for such costs, expenses, and liabilities. Any amount payable to the Trustee under Section 8.6 or this Section 8.7 shall be paid by the Company promptly upon demand by the Trustee or, in the event that the Company fails to make such payment within 30 days of such demand, from the Trust assets. In the event that payment is made to the Trustee from the Trust assets, the Trustee shall promptly notify the Company in writing of the amount of such payment. The Company agrees that, upon receipt of such notice, it will deliver to the Trustee to be held in the Trust an amount in cash equal to any payments made from the Trust assets to the Trustee pursuant to Section 8.6 or this Section 8.7. The failure of the Company to transfer any such amount shall not in any way impair the Trustee's right to indemnification, reimbursement and payment pursuant to
Section 8.6 or this Section 8.7.

         8.8 The Trustee may vote any stock or other securities and exercise any right appurtenant to any such stock, other securities or other property it holds, either in person or by general or limited proxy, power of attorney or other instrument.

         8.9 The Trustee may hold securities in bearer form and may register securities and other property held in the Trust fund in its own name or in the name of a nominee, combine certificates representing securities with certificates of the same issue held by the Trustee in other fiduciary capacities, and deposit, or arrange for deposit of, property with any depository; provided that the books and records of the Trustee shall at all times show that all such securities are part of the assets of the Trust.

         8.10 The Trustee may exercise all rights appurtenant to any letter of credit made payable to the Trustee of the Trust for the benefit of the Trust in accordance with the terms of such letter of credit.

         8.11 The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals, who may be agents, accountants, actuaries, investment advisors, financial consultants, or otherwise act in a professional capacity, as the case may be, for the Company or with respect to the Plan, to assist the Trustee in performing any of its duties.

         8.12 The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law unless expressly provided otherwise in this Agreement.

         8.13 Notwithstanding any other provision of this Agreement, in the event of the termination of the Trust, or the resignation or discharge of the Trustee, the Trustee shall have the right to a settlement of its accounts in accordance with the procedures set forth in Section 7.1, which may be made, at the option of the Trustee, either (a) by a judicial settlement in a court of competent jurisdiction, or (b) by agreement of settlement, release and indemnity from the Company to the Trustee.

                  IX.      AMENDMENTS, ETC., TO PLAN AND EXHIBIT
                           -------------------------------------

         9.1 On or after the date of a Change in Control, the Company shall, and any Trust Beneficiary may, promptly furnish the Trustee true and correct copies of any amendment, restatement or successor to the Plan. Upon written notification to the Trustee by the Company or any Executive of the failure of the Company and such Executive to agree on the amount of Benefits to be paid such Executive, the Trustee shall, to the extent necessary in the sole judgment of the Trustee, (a) compute the amount of Benefits payable to any Trust Beneficiary, and

(b) notify the Company and the Executive in writing of its computations. In making these determinations, the Trustee may employ legal counsel and shall be fully protected under Section 8.7 in relying upon the advice of counsel in relying on such determinations. Thereafter, this Agreement and Exhibit A shall be amended to the extent of such Trustee determinations without further action; provided, however, that the failure of the Company to furnish any such amendment, restatement, successor or compensation information shall in no way diminish the rights of any Trust Beneficiary.

         9.2 Amendments to Exhibit A that modify one or more lists of Executives shall be made only in accordance with Section 1.6. No amendment to Exhibit A that would delete an Executive may be made on or after the date on which a Change in Control occurs, except in accordance with Article XI.

                            X. REPLACEMENT OF TRUSTEE
                               ----------------------

         10.1 The Trustee may resign and be discharged from its duties after providing not less than 90 days' notice in writing to the Company. On or after the date of a Change in Control, the Trustee shall also provide notice of its resignation to all of the Executives. Prior to the date of a Change in Control, the Trustee may be removed at any time upon notice in writing by the Company. On or after such date, removal shall also require the agreement of a majority of the Executives. Prior to the date of a Change in Control, a replacement or successor trustee shall be appointed by the Company. On or after such date, appointment shall also require the agreement of a majority of the Executives. No such removal or resignation shall become effective until the effectiveness of the acceptance of the Trust by a successor trustee designated in accordance with this Article X. If, after making reasonable efforts to appoint a successor trustee, the Company has been unable to do so, the Trustee shall petition a court of competent jurisdiction to appoint a successor trustee. Upon the acceptance of the Trust by a successor trustee, the Trustee shall release all of the moneys and other property in the Trust to its successor, who after such time shall for all purposes of this Agreement be considered to be the "Trustee." In the event of its removal or resignation, the Trustee shall duly file with the Company and, after a Change in Control, all of the Executives, a written statement or statements of accounts and proceedings as provided in Section 7.1 for the period since the last previous accounting of the Trust.

         10.2 For purposes of Section 10.1 and Section 11.2, an Executive shall not participate if all Benefits then currently due or payable in the future have been made to such Executive.

                    XI. AMENDMENT OR TERMINATION OF AGREEMENT
                        -------------------------------------

         11.1 This Agreement may be amended at any time and to any extent by a written instrument executed by the Trustee and the Company; provided, however, that no amendment shall have the effect of altering Section 11.2.

         11.2 The Trust shall terminate on or after a Change in Control upon the earliest to occur of (a) a joint determination by the Trustee and a majority of the Executives made on or after the fifth anniversary of the date of a Change in Control that no Trust Beneficiary is or will be entitled to any further payment of Benefits or (b) such time as the Trustee shall have received consents from a majority of the Executives to the termination of this Agreement. Notwithstanding the previous sentence, if payments under the Plan with respect to any Trust Beneficiary are the subject of litigation or arbitration, the Trust shall not terminate and the funds held in the Trust with respect to such Trust Beneficiary shall continue to be held by the Trustee until the final resolution of such litigation or arbitration. The Trustee may assume that the Plan is not the subject of such litigation or arbitration unless the Trustee receives written notice from a Trust Beneficiary or the Company with respect to such litigation or arbitration. The Trustee may rely upon written notice from a Trust Beneficiary as to the final resolution of such litigation or arbitration.

        11.3 Upon a termination of the Trust as provided in Section 11.2, any assets remaining in the Trust, less all payments, expenses, taxes and other charges under this Agreement as of such date of termination, shall be returned to the Company.

                             XII. GENERAL PROVISIONS
                                  ------------------

        12.1 The Company shall, at any time and from time to time, upon the reasonable request of the Trustee, provide information, execute and deliver such further instruments and do such further acts as may be necessary or proper to effectuate the purposes of the Trust.

        12.2 Exhibit A shall become a part of this Agreement and is expressly incorporated by reference.

        12.3 This Agreement sets forth the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, arrangements and understandings. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

        12.4 This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

        12.5 In the event that any provision of this Agreement or the application of any provision to any person or circumstances shall be determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be valid and enforced to the maximum extent permitted by law.

        12.6 (a) The preamble to this Agreement shall be considered a part of the agreement of the parties as if set forth in a section of this Agreement.

                    (b) The headings and table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

        12.7 The right of any Trust Beneficiary to any benefit or to any payment may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by any Trust Beneficiary to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. The Trust assets shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Trust Beneficiary.

        12.8 Any dispute between the Executives and the Company or the Trustee as to the interpretation or application of the provisions of this Agreement and amounts payable may, at the election of any party to such dispute (or, if more than one Executive is such a party, at the election of two-thirds of such Executives), be determined by binding arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction. All fees and expenses of such arbitration shall be paid by the Trustee and considered an expense of the Trust under Section 8.7.

        12.9 Each Executive is an intended beneficiary under the Trust, and as an intended beneficiary shall be entitled to enforce all terms and provisions with the same force and effect as if such person had been a party to the Agreement.

        12.10 The Trustee shall be permitted to withhold from any payment due to an Executive the amount required by law to be so withheld under federal, state and local withholding requirements or otherwise, and shall pay over to the appropriate government authority the amounts so withheld. The Trustee may rely on reasonable instructions from the Company as to any required withholding and shall be fully protected under Section 8.7 in relying on such instructions.

        12.11 Notwithstanding any other provision, the parties' respective rights and obligations under Section 12.9 shall survive any termination or expiration of this Agreement.

                                  XIII. NOTICES
                                        -------

        13.1 For all purposes of this Agreement, any communication, including without limitation, any notice, consent, report, demand or waiver required or permitted to be given shall be in writing and, unless otherwise provided in this Agreement, shall be deemed to have been duly given when hand delivered or dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched), or two business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

         IF TO THE COMPANY, TO:                       Roadway Express, Inc.
                                                      1077 Gorge Boulevard
                                                      Akron, Ohio  44309
                                                      Attention:  Secretary

         IF TO THE TRUSTEE, TO:                       Key Trust Company of Ohio, N.A.
                                                      127 Public Square
                                                      Cleveland, Ohio  44114-1306
                                                      Attention:  Roadway Express, Inc. Client Manager

         IF TO A EXECUTIVE, TO:                       the address of such Executive as listed next to such
                                                      Executive's name on Exhibit A;

provided, however, that if any party or such party's successors shall have designated a different address by notice to the other parties, then to the last address so designated.

         IN WITNESS WHEREOF, the Company and the Trustee caused this Agreement to be executed on its behalf as of the date first above written.


Attest:                                        ROADWAY EXPRESS,  INC.


By:                                            By:
   -----------------------------                   -----------------------------

   Its:                                             Its:
       -------------------------                        ------------------------

Attest:                                        KEY TRUST COMPANY of OHIO, N.A.


By:                                            By:
   -----------------------------                   -----------------------------

   Its:                                             Its:
       -------------------------                        ------------------------

                                               And:
                                                   -----------------------------
                                               Its:
                                                   -----------------------------